UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2006

CHINA SHEN ZHOU MINING & RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	033-03385-LA	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-68867292

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

     (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2006, China Shen Zhou Mining & Resources, Inc. (the “Company”) entered into a Notes Purchase Agreement with Citadel Equity Fund Ltd. (“Citadel”), under the terms of which Citadel purchased a total of $8.5 million in senior notes (“Notes”).  The closing occurred on the same day. The Notes bear interest at 10% per annum and have a maturity date of January 12, 2007.   The obligations under the Notes are secured by the common shares of the Company pledged under a Share Pledge Agreement between Citadel and Ms. Yu Xiao Jing and Mr. Xu Xue Ming, major shareholders of the Company. Pursuant to the Share Pledge Agreement, Ms. Yu and Mr. Xu have pledged 14,917,000 common shares and 1,870,000 common shares, respectively, owned by them, or approximately 79% of the issued and outstanding common shares of the Company.

The transaction described above was completed as a bridge for a larger transaction of senior secured convertible notes up to $28 million contemplated under the Financing Term Sheet and Agreement between the Company and Citadel, as reported in a Form 8-K dated November 22, 2006, and incorporated herein by reference.   This financing is expected to be completed on or before January 12, 2007, but is subject to completion of satisfactory due diligence, and preparation and execution of definitive financing agreements.

The Company intends to use the proceeds from the convertible notes for the repayment of the Notes and the purchase of a mine in neighboring Kyrgyzstan; to cover additional capital expenditures for existing and new mine properties in China; and to cover working capital needs, as reported in the Form 8-K dated November 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:

CHINA SHEN ZHOU MINING & RESOURCES, INC.

Date:   December 7, 2006

By

/s/ Yu Xiao-Jing

Yu Xiao-Jing, President